EXHIBIT 10.1(a)
CREDIT AGREEMENT
dated as of
September 9, 2010
among
ALLEGHANY CORPORATION,
as Borrower,
The LENDERS Party Hereto,
and
U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent

$100,000,000 Credit Facility
consisting of
$50,000,000 Secured Tranche A Facility
&
$50,000,000 Unsecured Tranche B Facility

U.S. BANK NATIONAL ASSOCIATION,
as Arranger

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

SCHEDULES:
Schedule 1.01	-	Material Subsidiaries
Schedule 2.01	-	Commitments
Schedule 3.06	-	Litigation
Schedule 5.01(d)	-	Investment Schedule

EXHIBITS:
EXHIBIT A	-	Form of Assignment and Acceptance
EXHIBIT B	-	Form of Security Agreement

iii

CREDIT AGREEMENT
     CREDIT AGREEMENT dated as of September 9, 2010, among: ALLEGHANY CORPORATION, a Delaware corporation (the “Borrower”); the LENDERS party hereto; and U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent.
     The parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “Account” has the meaning set forth in the Security Agreement.
     “Adjusted LIBO Rate” means, with respect to any ABR Borrowing or Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/10000 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
     “Administrative Agent” means U.S. Bank in its capacity as Administrative Agent for the Lenders hereunder, and any successor financial institution in such capacity.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent to the Lenders.
     “Advance Rate” means for any category of cash or obligation or investment specified below in the column entitled “Cash and Eligible Securities” (other than cash, the “Eligible Securities”), the percentage set forth opposite such category of cash or Eligible Securities below in the column entitled “Advance Rate” and, in each case, subject (if applicable) to the Moody’s Rating/S&P Rating and/or the then existing term to maturity criteria set forth therein:

Cash and Eligible Securities	Advance Rate
Cash	100%

U.S. Bank certificates of deposit, and savings and money market accounts	100%

Non-U.S. Bank certificates of deposit, and savings, demand deposit and money market accounts issued by U.S. FDIC-insured banks rated Aa3/AA- or better	95%

Cash and Eligible Securities	Advance Rate
U.S. government bills, notes and GSEs:
• Maturity < 5 years	90%
• Maturity 5 — 10 years	80%
• Maturity > 10 years	70%

High Grade Corporate or Municipal Bonds (AAA/Aaa or AA/Aa)
• Maturity < 5 years	80%
• Maturity 5 — 10 years	70%
• Maturity > 10 years	60%

Ratings exclusive of any wrap

Listed Equities	Subject to Reg U compliance, 50%; provided if comprising more than 25% of the Collateral, 40%.

Non-agency structured securities	0%
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agreement” means this Credit Agreement, dated as of September 9, 2010, among the Borrower, the Lenders party hereto and the Administrative Agent.
     “AIHL” means Alleghany Insurance Holdings LLC, a Delaware limited liability company.
     “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or, if such day is not a Business Day, the preceding Business Day) plus 1%; provided that, for the avoidance of doubt, for the purposes of this definition, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Screen at approximately 11:00 a.m. London time on such day (or, if such day is not a London Business Day, the preceding London Business Day). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
     “Applicable Margin” means, for any day, a rate per annum equal to: (i) with respect to any Eurodollar Loan made under Tranche A, the amount specified on Schedule 2.02(a) under the column heading “Applicable Margin — Eurodollar Loans” based upon the Borrower’s Moody’s Rating and S&P Rating, (ii) with respect to any Eurodollar Loan under Tranche B, the amount specified on Schedule 2.02(b) under the column heading “Applicable Margin — Eurodollar Loans” based upon the Borrower’s Moody’s Rating and S&P Rating, (iii) with respect to any ABR Loan made under Tranche A, the amount specified on Schedule 2.02(a) under the column heading “Applicable Margin — ABR Loans” based upon the Borrower’s Moody’s Rating and S&P Rating, and (iv) with respect to any ABR Loan made under Tranche B, the amount specified on Schedule 2.02(b) under the column heading “Applicable Margin — ABR Loans” based upon the Borrower’s Moody’s Rating and S&P Rating.
     “Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
     “Approved Fund” means, with respect to any Lender, any fund that invests in commercial loans and is managed or advised by an investment advisor affiliated with such Lender or by an Affiliate of such investment advisor.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A or substantially any other form approved by the Administrative Agent and reasonably acceptable to the Borrower.
     “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrowing” means Loans of the same Type and Tranche, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
     “Borrowing Base” means at any time, and in respect of the Borrower with respect to Tranche A, the aggregate amount of cash and Eligible Securities held in the Account at such time multiplied in each case by the respective Advance Rates for cash and such Eligible Securities; provided that no Eligible Securities or cash shall be included in the calculation of a Borrowing Base unless (i) the Collateral Agent has a first priority perfected Lien on and security interest in such Collateral pursuant to the Loan Documents and (ii) there shall exist no other Liens on such Eligible Securities and cash; provided, further that (1) no Eligible Security shall be included in the calculation of a Borrowing Base unless it is listed on a national securities exchange or freely tradeable at readily established prices in over-the-counter transactions, (2) other than cash, U.S. Government Bills, Notes and GSEs, no single issue or issuer shall comprise more than 10% of a Borrowing Base, (3) U.S. Non-Financial Corporate Bonds shall comprise no more than 20% of a Borrowing Base at any time and shall be restricted to fixed coupon bonds with issue size above $250,000,000, (4) Non-U.S. Government and Supranational Organization Obligations shall be excluded from the calculation of a Borrowing Base unless such marketable securities are from the OECD country member states of United Kingdom, France, Germany or Japan and (5) all maturities are calculated from the relevant date of determination of a Borrowing Base.
     “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under generally accepted accounting principles, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with generally accepted accounting principles.
     “Change in Control” means, after the date of this Agreement (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than the current principal stockholders of the Borrower identified in the Borrower’s proxy statement dated March 17, 2010, or any of their respective children, spouses or issue thereof or any entity controlled or substantially all of whose equity is beneficially owned by one or more of them as of the date of this Agreement, of shares or other representative ownership interest representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock or other representative ownership interest of the Borrower, or (b) during any period of 25 consecutive calendar months, commencing on the date of this Agreement, the ceasing of those individuals (the “Continuing Directors”) who (i) were directors of the Borrower on the first day of each such period or (ii) subsequently became directors of the Borrower and whose initial election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of the Borrower, to constitute a majority of the board of directors of the Borrower.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” has the meaning assigned to such term in the Security Agreement.
     “Collateral Agent” has the meaning assigned to such term in the Security Agreement.
     “Commitment” means, with respect to each Lender, its Tranche A Commitment or Tranche B Commitment, as applicable.
     “Conduit Lender” means, for any Lender, any special purpose corporation organized and administered by such Lender for the purpose of making loans, including the Loans hereunder otherwise required to be made by such Lender, and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.13, 2.14, 2.15 or 9.03 than the designating Lender would have been entitled to receive in respect of the Loans made by such Conduit Lender or (b) be deemed to have any Commitment hereunder.
     “Consolidated Capital” of the Borrower at any date, means the sum of Consolidated Net Worth plus Consolidated Total Indebtedness as of such date.
     “Consolidated Net Income” of the Borrower during any period, means the net income (or loss), determined on a consolidated basis for such period taken as a single accounting period in accordance with GAAP.
     “Consolidated Net Worth” of the Borrower at any date, means the consolidated stockholders’ equity of the Borrower and its Subsidiaries as at such date determined in accordance with GAAP.
     “Consolidated Total Indebtedness” of the Borrower at any date, means all items which would, in conformity with GAAP, be classified as debt of the Borrower and its Subsidiaries at such date.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

     “Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (i) failed to fund any portion of its Loans within three Business Days of the date required to be funded by it hereunder and such Lender’s failure to fund is not based on such Lender’s good faith determination that the conditions to funding such Loan under this Agreement have not been satisfied as to which such Lender has notified the Administrative Agent of such determination in writing, (ii) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (iii) unless subject to a good faith dispute, failed, within three Business Days after request by the Administrative Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, provided that any Lender shall cease to be a Defaulting Lender under this clause (iii) upon receipt of such confirmation from the Administrative Agent if such confirmation is received no later than seven Business Days after such request, (iv) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (v) (a) become or is insolvent or has a parent company that has become or is insolvent or (b) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment. Notwithstanding anything in this definition to the contrary, a Lender shall not be a “Defaulting Lender” solely as a result of the acquisition or maintenance of an ownership interest in such Lender (or Person controlling such Lender) or the exercise of control over such Lender (or any such controlling Person), by a governmental authority or instrumentality thereof; it being understood that if a Lender has been turned over to the Federal Deposit Insurance Corporation (or a similar regulatory entity) for the purpose of sale or liquidation it shall be a Defaulting Lender.
     “dollars” or “$” refers to lawful money of the United States of America.
     “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
     “Eligible Securities” has the meaning assigned to such term in the definition of “Advance Rate”.
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means: (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.
     “Event of Default” has the meaning assigned to such term in Article VII.
     “Excluded Taxes” means, with respect to the Administrative Agent, the Collateral Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient has a present or former connection (including the jurisdiction where such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a), and (d) any Taxes imposed on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA after December 31, 2012.

     “FATCA” shall mean Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof.
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/1000 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/1000 of 1%) of the quotations for such day for such transactions received by U.S. Bank from three Federal funds brokers of recognized standing selected by it.
     “Financial Officer” means the chief financial officer, senior vice president, principal accounting officer, treasurer or assistant treasurer of the Borrower.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “GAAP” means generally accepted accounting principles in the United States as in effect from time to time and set forth in any rule, regulation, opinion or pronouncement of the Accounting Principles Board and the American Institute of Certified Public Accountants and any rule, regulation, opinion or pronouncement of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “GSE” means debt securities issued by a government sponsored enterprise having the full faith and credit of the United States of America.
     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than obligations in respect of which such interest charges are in the nature of late charges), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness (which term, for the purposes of this clause (f), shall mean the forms of indebtedness described in clauses (a) through (e) and clauses (g) through (k)) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (k) obligations in respect of Hedging Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.
     “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing made by it in accordance with Section 2.06.
     “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

     “Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) any Interest Period that would otherwise end after the Maturity Date shall not be available hereunder. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.
     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum appearing on the Screen at approximately 11:00 a.m., London time (or as soon thereafter as practicable), two London Business Days prior to the commencement of such Interest Period, as LIBOR with a maturity comparable to such Interest Period. In the event that the Screen shall cease to report such LIBOR or, in the reasonable judgment of the Required Lenders, shall cease to accurately reflect such LIBOR (as reported by any publicly available source of similar market data selected by such Required Lenders), then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate per annum at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of U.S. Bank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two London Business Days prior to the commencement of such Interest Period.
     “LIBOR” means the rate at which deposits in dollars are offered to leading banks in the London interbank market.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Listed Equities” means equity securities listed on the New York Stock Exchange, American Stock Exchange or NASDAQ (National Market).
     “Loan Documents” means this Agreement, the Security Documents, the notes (if requested pursuant to the terms hereunder), any fee letter executed or delivered in connection herewith or therewith, any other document or instrument signed by the Borrower that expressly provides that it is a Loan Document as defined herein and any amendment, waiver, supplement or other modification to any of the foregoing.
     “Loans” means the loans made under Tranche A or Tranche B, as applicable, by the Lenders to the Borrower pursuant to this Agreement.
     “Margin Stock” means “margin stock” within the meaning of Regulations U and X.
     “Material Adverse Effect” means a material adverse effect on (a) the operations, business, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, or (b) the validity or enforceability of this Agreement or any other Loan Document or the rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder or under any other Loan Document, including, without limitation, the Security Documents.
     “Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of the Borrower or any of its Subsidiaries in an aggregate amount exceeding $25,000,000 (or its equivalent in any other currency). For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any of its Subsidiaries in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
     “Material Subsidiary” means, at any time, any Subsidiary of the Borrower that as of such time meets the definition of “significant subsidiary” contained in Regulation S-X of the Securities and Exchange Commission. As of the date hereof, each Material Subsidiary is set forth on Schedule 1 attached hereto; provided however, for avoidance of doubt such Schedule 1 shall be deemed to include any other Subsidiary of the Borrower that is also a Material Subsidiary after the date of this Agreement.
     “Maturity Date” means September 9, 2013.
     “Moody’s Rating” means, as at any date of determination and as to any Person or security, the rating assigned by Moody’s Investors Service, Inc. (or any successor Person) (i) as the unsecured long term issuer rating of such Person or (ii) to such security on such date.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Other Taxes” means any and all present or future stamp, documentary, license, registration, recording, value added, or goods and services taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement other than Excluded Taxes.
     “Participant” has the meaning set forth in Section 9.04(e).

     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Permitted Encumbrances” means:
          (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;
          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;
          (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
          (e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any of its Subsidiaries;
          (f) customary rights of set-off, revocation, refund or charge-back under deposit agreements or under the Uniform Commercial Code in favor of banks or other financial institutions where the Borrower or any of its Subsidiaries maintains deposits in the ordinary course of business; and
          (g) Liens, other than Liens included in clauses (a) through (f) above, on any property or asset of the Borrower, other than the Collateral, which secure Indebtedness as to which the aggregate amount of the obligations or liabilities secured thereby does not exceed $100,000,000 at any time;
provided that, for purposes of clauses (a) through (f) above (but not for purposes of clause (g) above), the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
     “Permitted Indebtedness” means (a) the Loans; (b) certain unsecured Indebtedness of the Borrower, incurred after the date of this Agreement, in an aggregate principal amount not to exceed $300,000,000; (c) Indebtedness secured by a Lien permitted under clause (g) of the term Permitted Encumbrances herein; and (d) other Indebtedness, that is either pari passu in right of payment with, or subordinated in right of payment to, the Loans; provided that, at the time of incurrence of the Permitted Indebtedness referenced in clauses (b), (c) and (d) above, no Default shall have occurred and be continuing or would result therefrom.

     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by U.S. Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
     “Register” has the meaning set forth in Section 9.04(c).
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time.
     “Screen” means the display page Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, as determined by the Administrative Agent).
     “SEC” means the Securities and Exchange Commission or any governmental authority succeeding to its principal functions.
     “Security Agreement” means the Security Agreement to be entered into among the Borrower and the Collateral Agent in substantially the form of Exhibit B.
     “Security Documents” means (i) the Security Agreement and (ii) each other document, agreement, certificate and/or financing statement, executed, delivered, made or filed pursuant to the terms of the documents specified in foregoing clause (i).
     “Shortfall Amount” has the meaning assigned to such term in Section 2.09(b).
     “Shortfall Event” has the meaning assigned to such term in Section 2.09(b).
     “S&P Rating” means, as at any date of determination and as to any Person or security, the rating assigned by Standard & Poor’s Ratings Service (or any successor Person) (i) as the unsecured long term issuer rating of such Person or (ii) to such security on such date.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Notwithstanding the foregoing, the definition of “Subsidiary” shall not include any entity characterized as a “Consolidated Investment Fund”, defined as a segregated fund typically sponsored and managed by the Borrower and its Subsidiaries, which the Borrower or such Subsidiary either: (a) controls through a majority ownership of voting common stock and partnership interests; (b) is the primary beneficiary of a Variable Interest Entity; or (c) is the general partner of a limited partnership or the managing member of a limited liability company that is deemed to have control through that role, but as to which there is no recourse to the Borrower or such Subsidiary and as to which neither the Borrower nor any Subsidiary provides any guarantee or other credit support. Types of Investment Funds include, but are not limited to, collateralized debt and loan obligation funds, collateralized bond obligations funds, mezzanine financing funds, hedge funds, leveraged mortgage-backed security funds, institutional stock and bond funds, commercial real estate financing funds, private equity funds, and funds which invest in other investment funds.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Tranche” when used in reference to any Loan, Borrowing or Commitment, refers to whether such Loan, Borrowing or Commitment is made under, or relates to, Tranche A or Tranche B.
     “Tranche A” means the secured credit facility evidenced by this Agreement and secured by the Security Documents with a commitment amount not to exceed the Tranche A Commitment.
     “Tranche A Commitment” means, with respect to each Lender, the commitment of such Lender to make Tranche A Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be

(a) reduced from time to time pursuant to Section 2.07, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche A Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche A Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche A Commitments is $50,000,000.
     “Tranche A Loan Limit” means, at any time, the lesser of (a) the Tranche A Commitment and (b) the Borrowing Base.
     “Tranche B” means the unsecured credit facility evidenced by this Agreement, with a commitment amount not to exceed the Tranche B Commitment.
     “Tranche B Commitment” means, with respect to each Lender, the commitment of such Lender to make Tranche B Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche B Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche B Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche B Commitments is $50,000,000.
     “Transactions” means the execution and delivery by the Borrower of this Agreement, the performance by the Borrower of its obligations hereunder, the borrowing by the Borrower of the Loans made available hereunder and the other transactions contemplated hereby.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
     “U.S. Bank” means U.S. Bank National Association.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     SECTION 1.02. Classification of Loans, Borrowings and Commitments. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”) and by Tranche (e.g., a “Tranche A Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”) and by Tranche (e.g., a “Tranche A Loan”). Commitments also may be classified and referred to by Tranche (e.g., a “Tranche A Commitment”).
     SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II
THE CREDITS
     SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans of each Tranche to the Borrower from time to time hereunder during the Availability Period in a maximum principal amount not to exceed such Lender’s Commitment for such Tranche. Notwithstanding anything to the contrary herein contained, no Lender shall be required to advance any Borrowing hereunder if:
          (a) After giving effect to such Borrowing, (i) such Lender’s Credit Exposure for such Tranche exceeds such Lender’s Commitment for such Tranche, or (ii) with respect to Tranche A, the aggregate Credit Exposures for such Tranche exceed the Tranche A Loan Limit;
          (b) a Default has occurred and is continuing; or
          (c) the conditions of Section 4.02 hereof are not satisfied.
     SECTION 2.02. Loans and Borrowings.
          (a) Each Loan of any Tranche shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments for such

Tranche. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and not joint, and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
          (b) Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
          (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments with respect to a Tranche. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurodollar Borrowings outstanding per Tranche.
          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
     SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower requesting the Borrowing. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
          (i) the aggregate amount of the requested Borrowing;
          (ii) the date of such Borrowing, which shall be a Business Day;
          (iii) whether such Borrowing is to be made under Tranche A or Tranche B;
          (iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
          (v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

               (vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     SECTION 2.04. Borrowing Base.
          (a) Prior to any Borrowing of a Tranche A Loan, and from time to time as it shall deem appropriate (or if requested to do so by the Borrower or the Required Lenders), so long as Tranche A Loans are outstanding, the Administrative Agent shall determine the Borrowing Base, and shall, promptly following any such determination, promptly advise the Borrower and the Lenders thereof. Any determination by the Administrative Agent of the Borrowing Base shall be conclusive absent manifest error.
          (b) The Borrower may, from time to time, request the Collateral Agent to (i) sell any Eligible Securities or purchase (using cash in the Account) any Eligible Security or (ii) release to it any or all of the Collateral, in each case, so long as (A) no Default relating to the Tranche A Loans is continuing and (B) no Shortfall Event would result from such sale, purchase or release.
     SECTION 2.05. Funding of Borrowings.
          (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by noon (or, in the case of ABR Loans requested on a same-day basis, 2:00 p.m.), New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in immediately available funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.
          (b) Unless the Administrative Agent shall have received notice from a Lender, in the case of an ABR Borrowing, on the date of the proposed Borrowing and, in the case of a Eurodollar Borrowing, prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower such Borrowing. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender has not paid such amount to the Administrative Agent within two Business Days following the Agent’s demand therefor, then the Borrower agrees to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent at the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
     SECTION 2.06. Interest Elections.
          (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
          (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
               (i) the Borrowing to which such Interest Election Request applies and the Tranche such Borrowing was made under and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
               (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

               (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
               (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall automatically be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
     SECTION 2.07. Termination and Reduction of Commitments.
          (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
          (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments under any Tranche; provided that (i) each reduction of the Commitments under any Tranche shall be in an aggregate amount that is an integral multiple of $5,000,000 and (ii) the Borrower shall not terminate or reduce the Tranche A Commitment if, after giving effect to any concurrent prepayment of the Loans of such Tranche in accordance with Section 2.09, the aggregate Credit Exposures of such Tranche would exceed the Tranche A Loan Limit.
          (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce a Commitment under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election, such Commitment to be reduced, and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of either Commitment shall be permanent. Each reduction of either Commitment shall be made ratably among the Lenders in accordance with their respective Commitments.

     SECTION 2.08. Repayment of Loans; Evidence of Debt.
          (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of each Lender the then unpaid principal amount of each Loan made to the Borrower hereunder by such Lender on the Maturity Date.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Tranche each Loan is made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent from the Borrower hereunder for account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be conclusive, absent manifest error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay its Loans in accordance with the terms of this Agreement.
          (e) Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     SECTION 2.09. Optional and Mandatory Prepayment of Loans.
          (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.14), subject, to prior notice in accordance with this paragraph. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder pursuant to this paragraph (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the name of the Borrower effecting such prepayment, the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid;

provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing pursuant to this paragraph shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.
          (b) If, on any date, the aggregate outstanding principal amount of the Tranche A Loans exceeds the Borrowing Base on such date (“Shortfall Event”), the Borrower shall within one Business Day of such date either (i) prepay the Tranche A Loans by an amount sufficient to cause the aggregate outstanding principal amount of such Loans to be equal to or less than the Borrowing Base (“Shortfall Amount”), or (ii) deliver to the Collateral Agent, to be held in accordance with the Security Agreement, an amount of cash and/or Eligible Securities sufficient to cause the Borrowing Base of the Borrower to be at least equal to the aggregate outstanding principal amount of the Tranche A Loans. The Borrower may effect a prepayment of the Shortfall Amount pursuant to clause (i) of the preceding sentence by effecting a Borrowing under Tranche B pursuant to (and subject to) Section 2.03 hereof.
          (c) Each prepayment of a Borrowing pursuant to this Section 2.09 shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.
     SECTION 2.10. Fees.
          (a) The Borrower agrees to pay to the Administrative Agent for account of each Lender a commitment fee, which shall accrue at a per annum rate equal to the amount specified under the column labeled “Commitment Fee” on, (i) with respect to Tranche A, Schedule 2.02(a), and (ii) with respect to Tranche B, Schedule 2.02(b), each Commitment Fee based upon the Borrower’s Moody’s Rating and S&P Rating on the daily unused amount of the Commitments of such Lender of the relevant Tranche during the period from and including the date hereof to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) The Borrower agrees to pay to the Administrative Agent, for its own account, (i) an annual administrative fee equal to $5,000, which fee shall be payable (x) on the date of this Agreement and (y) on each annual anniversary date of this Agreement, and (ii) any other fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

          (c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders.
          (d) The Borrower agrees to pay or reimburse the Collateral Agent for such normal and customary costs and expenses as are incurred or charged by the Collateral Agent in maintaining and administering the Collateral and otherwise performing its obligations under the Loan Documents. All fees payable to the Collateral Agent shall be paid on the dates due, in immediately available funds, to the Collateral Agent.
          (e) Fees shall be deemed earned when paid and shall not be refundable under any circumstances.
     SECTION 2.11. Interest.
          (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.
          (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
          (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan pursuant to Section 2.11(a) prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

     SECTION 2.12. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
          (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower seeking such Eurodollar Borrowing and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
     SECTION 2.13. Increased Costs.
          (a) If any Change in Law shall:
               (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or
               (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided, however, that the Borrower shall not be required to pay any Lender any amount required to compensate such Lender for any additional cost resulting from any change in the rate or basis of tax on the overall net income or profits of such Lender or such Lender’s lending office or franchise taxes imposed in lieu thereof.
          (b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made or Commitments maintained to a level below that which such Lender or such

Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
          (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten Business Days after receipt thereof.
          (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.
     SECTION 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default (excluding any prepayment pursuant to Section 2.05(b))), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(a) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss (other than loss of Applicable Margin), cost or expense to any Lender shall be deemed to be in an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten Business Days after receipt thereof.

     SECTION 2.15. Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) The Borrower shall also pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Administrative Agent and each Lender within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and, other than any of the following resulting from the gross negligence or willful misconduct of the Administrative Agent or such Lender, any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
          (d) Within 30 days after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent, and each such Lender that is not a party hereto on the date hereof shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable law, two accurate and complete original signed copies of Form W-8BEN (or any successor or substitute form or forms) of the Internal Revenue Service of the United States (the “IRS”), two accurate and complete original signed copies of IRS Form W-8ECI (or any successor or substitute form or forms), or such other properly completed and executed documentation prescribed by applicable law, certifying, in either such case, that such Lender is exempt or in the case of a change in applicable law, regulation or treaty after the date such Person become a Lender, is partially exempt from United States withholding tax on payments pursuant to this Agreement or two accurate and complete original signed copies of IRS Form W8-IMY. As applicable, each Lender further agrees to deliver to the Borrower and the Administrative Agent in writing from time to time, as reasonably requested by the Borrower or the Administrative Agent or within 15 days prior to the date upon which such form expires or otherwise becomes obsolete, and in any case before or promptly upon the occurrence of any events requiring a change in the most recent form previously delivered pursuant to this Section 2.15(e), two accurate and complete original signed copies of IRS Form W-8BEN (or any successor or substitute form or forms required under the Code or the applicable regulations promulgated thereunder) or, two accurate and complete original signed copies of IRS Form W-8ECI (or any successor or substitute form or forms required under the Code or the applicable regulations promulgated thereunder) certifying in either such case that such Lender is exempt from or, in the case of a change in applicable law, regulation or treaty after the date the Person became a Lender, is partially exempt United States withholding tax on payments pursuant to this Agreement, or two accurate and complete original signed copies or IRS Form W-8IMY.
          (f) Each Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code (a “U.S. Lender”) agrees to complete and deliver to the Borrower and the Administrative Agent a duly completed and executed copy of U.S. Internal Revenue Service Form W-9 (or any successor form) establishing whether or not such Lender is subject to backup withholding or information reporting requirements.
          (g) If any Lender determines, in good faith and in its sole discretion, that it has received a refund, credit or any permanent net tax benefit of any Indemnified Taxes or Other Taxes as to which it has been indemnified pursuant to this Section, it shall pay over such refund, credit or any permanent net tax benefit to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund, credit or any permanent net tax benefit), net of all out-of-pocket expenses of such Lender (including, without limitation, any Taxes imposed with respect to such refund, credit or any permanent net tax benefit) as determined by such Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund, credit or any permanent net tax benefit); provided that the Borrower, upon the request of such Lender, agrees to repay within ten Business Days upon demand the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender in the event such Lender is required to repay such refund, credit or any permanent net tax benefit to such Governmental Authority. This Section shall not be construed to require any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.
          (h) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller, and (B) other documentation reasonably requested by the Borrower and the Administrative Agent sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine whether Lender has complied with such applicable reporting requirements.

     SECTION 2.16. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
          (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) without set-off or counterclaim prior to noon, New York City time, on the date when due, in immediately available funds. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent by wire transfer at the following account: Account #: 0005849-2160600, U.S. Bank, Minneapolis, Minnesota, ABA # 091000022, Credit: Commercial Customer Service; provided however, that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in U.S. dollars.
          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b) or 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     SECTION 2.17. Mitigation Obligations; Replacement of Lenders.
          (a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.15, then such Lender shall, upon the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Notwithstanding anything contained herein to the contrary, the Borrower shall not be required to pay any costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) If any Lender (or any Participant in Loans made by such Lender) requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender (or any Participant in Loans made by such Lender) or any Governmental Authority for account of any Lender (or any Participant in Loans made by such Lender) pursuant to Section 2.15, or is a Defaulting Lender, then the Borrower may, at its sole expense and effort (subject to Borrower’s rights as against a Defaulting Lender), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee or the Borrower, as applicable, and (iii) in the case of any such assignment resulting from a claim for compensation under

Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. No assignment fee otherwise required by Section 9.04 shall be required to be paid in respect of any assignment pursuant to this Section 2.17(b). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     SECTION 2.18. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
          (a) commitment fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.10(a); and
          (b) the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender in a manner more adversely than other affected Lenders shall require the consent of such Defaulting Lender; provided further that the Commitment of such Defaulting Lender may not be extended without the consent of such Defaulting Lender.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Lenders that:
     SECTION 3.01. Organization; Powers. The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now conducted. The Borrower has all governmental licenses, authorizations, consents and approvals required to carry on its business as presently conducted, except where the failure to hold or have such licenses, authorizations, consents and approvals would not be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect. The Borrower is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to be so qualified and/or in good standing would not be reasonably expected to result in, individually or in the aggregate, a Material Adverse Effect.
     SECTION 3.02. Authorization; Enforceability. The Borrower has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement and the other Loan Documents. The execution, delivery and performance of this Agreement and the other Loan Documents by the Borrower have been duly authorized by all necessary corporate action by the Borrower, and this Agreement and the other Loan Documents constitute legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

     SECTION 3.03. Governmental Approvals; No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by the Borrower (a) do not require, on the part of Borrower, any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such filings as are required to perfect Liens in favor of the Collateral Agent, (b) will not violate any provision of the certificate of incorporation or the by-laws of the Borrower or any provision of any law or regulation presently in effect or any order of any Governmental Authority having applicability to the Borrower, (c) will not result in, or require, the creation or imposition of any Lien on any of the Borrower’s properties or revenues pursuant to any requirement of law (other than the Liens created by the Security Documents), and (d) will not violate or result in a default under any indenture, agreement or other instrument to which the Borrower is a party and which is binding upon the Borrower or its assets in any case in which the consequences of such violation or default would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing representation, the aggregate outstanding amount of the Loans hereunder does not exceed any limitation established by the board of directors of the Borrower on the aggregate amount of borrowings that may be made by the Borrower.
     SECTION 3.04. Financial Condition; No Material Adverse Change.
          (a) The Borrower has heretofore furnished to each of the Lenders its annual audited financial statement as at and for the year ended December 31, 2009 and its unaudited financial statement as at and for the fiscal quarter ended June 30, 2010. The audited financial statements for the year ended December 31, 2009 heretofore furnished to the Lenders present fairly, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries, as of the respective date thereof and for such year, in accordance with GAAP. The Borrower’s unaudited balance sheet and statements of earnings and cash flows as of and for the fiscal quarter ended June 30, 2010 heretofore furnished to the Lenders were prepared in accordance with GAAP consistently applied throughout the periods involved and in a manner consistent with that employed in the Borrower’s audited consolidated financial statements for the fiscal year ended December 31, 2009 except for the absence of notes required by GAAP and subject to normal recurring year-end adjustments. Subject to the absence of notes required by GAAP and normal recurring year-end adjustments, the Borrower’s unaudited interim financial statements as of June 30, 2010 present fairly, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated therein except as otherwise set forth therein.
          (b) Since June 30, 2010, there has occurred no event, development or circumstance that has had a Material Adverse Effect.
     SECTION 3.05. Properties and Insurance.
          (a) The Borrower and each of its Material Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property, except for such failures to have good title to, or valid leasehold interests in, such properties that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

          (b) The Borrower and each of its Material Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Material Subsidiaries, to the knowledge of the Borrower, does not infringe upon the rights of any other Person in a manner that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
          (c) The Borrower and each of its Material Subsidiaries maintain adequate insurance coverage with reputable insurance companies on all of its respective property in such amounts and against such risks as are usually insured against in the same general area by companies engaged in the similar line of business.
     SECTION 3.06. Litigation and Environmental Matters.
          (a) Except as specified on Schedule 3.06, there are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against, or to the knowledge of the Borrower, threatened against or affecting, the Borrower or any of its Subsidiaries which, if determined adversely to the Borrower or such Subsidiary, would reasonably be expected to have a Material Adverse Effect.
          (b) Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or (ii) has failed to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law.
     SECTION 3.07. Compliance with Laws and Agreements. The Borrower and each of its Material Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Material Subsidiaries is in breach or violation of any indenture, agreement or other instrument binding upon it or its assets in any case in which the consequences of such violation or default would reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, no Default has occurred and is continuing.
     SECTION 3.08. Investment Company Status. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940.
     SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed (or joined in filing) all federal income tax returns and all other material tax returns required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which reserves in accordance with GAAP have been provided on the books of the Borrower.
     SECTION 3.10. ERISA. Each Plan is in compliance in all material respects with, and has been administered in compliance in all material respects with, the applicable provisions of

ERISA and the Code. Neither Borrower nor any of its Subsidiaries maintains a Multiemployer Plan. No ERISA Event (i) has occurred within the five year period prior to the date of this Agreement, (ii) has occurred and is continuing, or (iii) to the knowledge of the Borrower, is reasonably expected to occur with respect to any Plan, in each case under clauses (i) through (iii) above except to the extent the same, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     SECTION 3.11. Disclosure. Subject to the following sentence, none of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent, the Collateral Agent or any Lender in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. With respect to reports, certificates or other information furnished by or on behalf of the Borrower on or prior to the date of this Agreement and consisting of projections or forecasts of future results, the Borrower represents only that such information has been prepared in good faith and based on good faith estimates and assumptions of the management of the Borrower, and that at the time such projections and forecasts were delivered, the Borrower had no reason to believe that such projections or forecasts were not reasonable (it being understood that such projections or forecasts are not a guaranty of future performance and that actual results during the period or periods covered by such projections or forecasts may materially differ from the projected results therein).
     SECTION 3.12. Margin Stock. No part of the proceeds from any Loan hereunder will be used for any purpose which violates, or which would be inconsistent with, the provisions of Regulations T, U and X as now and from time to time in effect.
     SECTION 3.13. Subsidiaries. Each of the Borrower’s Material Subsidiaries is an organization duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite power and authority to carry on its business as now conducted. Each of the Borrower’s Subsidiaries holds all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to hold such licenses, authorizations, consents and approvals would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
     SECTION 3.14. Regulatory Restrictions on Borrowing. The Borrower is not subject to any regulatory scheme not applicable to corporations generally which restricts its ability to incur debt or would render the Loans void or voidable.
     SECTION 3.15. Priority of Liens. The Security Documents create, as security for the Tranche A Loans and any obligations related thereto, valid and enforceable, exclusive, first priority security interests in and Liens on all of the Collateral in which Borrower has any right, title or interest, in favor of the Collateral Agent for the ratable benefit of the Lenders, subject to no other Liens, except to the extent permitted under Section 6.01 hereunder.

     SECTION 3.16. Solvent. After giving effect to the Loans advanced hereunder, the Borrower is solvent.
     SECTION 3.17. Material Agreements. Each of the Borrower and its Subsidiaries are in compliance with all of the material agreements to which it is a party, and no default or event of default exists under any material agreement, except where such failure to comply or default does not have, and would not reasonably be expected to have, a Material Adverse Effect.
ARTICLE IV
CONDITIONS
     SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans under either Tranche hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
          (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and all other Loan Documents signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and all other Loan Documents.
          (b) The Administrative Agent shall have received an opinion, addressed to it and the Lenders and dated the Effective Date, of Christopher K. Dalrymple, General Counsel of the Borrower, covering such matters relating to the Borrower, this Agreement, the other Loan Documents and the Transactions as the Required Lenders shall reasonably request.
          (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent, its counsel or any Lender may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all the corporate documents and information required by applicable “Know Your Customer” and anti-money laundering rules and regulations including the Act (as defined in Section 9.14), all in form and substance satisfactory to the Administrative Agent and its counsel, and the Borrower has requested and is in process of establishing the Account with U.S. Bank.
          (d) The Administrative Agent and the Collateral Agent shall have received all fees (including any up-front fees as separately agreed) and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least one Business Day prior, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
          (e) All governmental and third party approvals necessary in connection with the financing contemplated hereby and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and are in full force and effect.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. For avoidance of doubt, the Tranches shall close simultaneously. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on September 10, 2010 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
     SECTION 4.02. Each Loan. The obligation of each Lender to make a Loan under either Tranche on the occasion of any Borrowing is subject to the satisfaction of the following conditions:
          (a) The representations and warranties of the Borrower set forth in (i) this Agreement and (ii) in the case of a Borrowing under Tranche A, Section 4 of the Security Agreement, in each case shall be true and correct on and as of the date of such Borrowing in all material respects (except to the extent qualified by materiality and except to the extent any such representation or warranty is expressly stated to have been made as of a specific date).
          (b) In the case of Tranche A, the fact that, (i) immediately after such Borrowing and after application of the proceeds thereof, the aggregate principal amount of the Tranche A Loans shall not exceed the Tranche A Loan Amount, and (ii) the Collateral Agent shall have received all required Collateral, and evidence that all Liens and security interests securing Tranche A have been properly documented, recorded and perfected, so that the Collateral Agent has a first priority perfected Lien in and to the Collateral for the ratable benefit of the Lenders, and all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Agreement shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording.
          (c) The fact that since the date of this Agreement, no event, development or circumstance having a Material Adverse Effect shall have occurred and be continuing.
          (d) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.
Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) through and including (d) of this Section.
ARTICLE V
AFFIRMATIVE COVENANTS
     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:
     SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

          (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, (i) the annual financial statements with respect to such fiscal year of the Borrower, including all notes thereto, which statements shall include (x) a consolidated balance sheet, a consolidated statement of earnings and comprehensive income, a consolidated statement of changes in stockholders equity and a consolidated statement of cash flows, in each case for the Borrower and its Subsidiaries, and (y) for the Borrower, an unconsolidated and condensed balance sheet, a condensed statement of earnings and a condensed statement of cash flows, all of such financial statements referred to in clause (x) and (y) setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with GAAP and accompanied by an unqualified report and opinion of a firm of independent accountants of national standing and reputation (without a “going concern” or like qualification or exception), which shall state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the information set forth therein, and a statement from such independent accountants that no Default has occurred or is continuing, and (ii) for AIHL, an unaudited unconsolidated and condensed balance sheet and profit and loss statement;
          (b) as soon as available and in any event within 180 days after the end of each fiscal year of AIHL, the annual financial statements with respect to such fiscal year of AIHL, including all notes thereto, which statements shall include a consolidated balance sheet, a consolidated statement of earnings and comprehensive income, a consolidated statement of changes in member’s equity and a consolidated statement of cash flows, in each case for AIHL and its Subsidiaries, setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with GAAP and accompanied by an unqualified report and opinion of a firm of independent accountants of national standing and reputation (without a “going concern” or like qualification or exception), which shall state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the information set forth therein;
          (c) as soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Borrower and its Subsidiaries, (i) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter, (ii) the unaudited, unconsolidated and condensed balance sheet and profit and loss statement of each of the Borrower and AIHL, as of the end of such quarter, and (iii) the related unaudited statements of earnings and comprehensive income of the Borrower on a consolidated basis for such quarter and cash flows of the Borrower on a consolidated basis for such quarter;
          (d) simultaneously with the delivery of the items set forth in paragraphs (a) and (c) of this Section, an investment schedule substantially in the form attached hereto as Schedule 5.01(d), providing in reasonable detail the investments for each of the Borrower and AIHL;
          (e) promptly after the Borrower or any ERISA Affiliate knows that any ERISA Event has occurred with respect to which the liability or potential liability of the Borrower or any of its ERISA Affiliates would have a Material Adverse Effect, a statement of a Financial Officer describing such ERISA Event and the action, if any, which the Borrower or such ERISA Affiliate proposes to take with respect thereto;

          (f) promptly after the receipt thereof by the Borrower or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan where such action would have a Material Adverse Effect;
          (g) concurrently with any delivery of financial statements under clauses (a), (b) and (c) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.09 and (iii) stating whether any material change in GAAP or in the application thereof has occurred since the date of the financial statements referred to in Sections 3.04(a) or 3.04(b) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
          (h) (i) simultaneously with delivery to the Borrower’s holders of any class of its debt securities or public equity securities, copies of all other financial statements, proxy statements, reports, notices, and other matters at any time or from time to time prepared by the Borrower, and (ii) upon the filing thereof, copies of all registrations, statements, reports and notices and other filings that the Borrower files with the SEC; and
          (i) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.
In lieu of furnishing the Lenders the items referred to in clauses (a), (c), and (g) above, the Borrower may make available such items on the Borrower’s website at www.alleghany.com or at such other website as notified to the Administrative Agent and the Lenders, which shall be deemed to have satisfied the requirement of delivery of such items in accordance with this Section upon delivery to the Administrative Agent of a notice (x) that the particular item is available and (y) identifying the internet link to such item.
     SECTION 5.02. Notices of Defaults. Promptly after obtaining actual knowledge of the occurrence of a Default, the Borrower will furnish to the Administrative Agent and each Lender prompt written notice of such occurrence. Each such notice shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, unless the failure to so preserve or renew such rights, licenses, permits, privileges or franchises would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or other transaction permitted under Sections 6.03, 6.05 or 6.06.

     SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its material tax liabilities and all lawful claims of any kind that, if unpaid, might by law become a Lien upon a material portion of the property of the Borrower or any of its Material Subsidiaries, in each case before the same shall become delinquent or in default, except that the foregoing items need not be paid if the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Material Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
     SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies (or through a self-insurance program), insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
     SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Material Subsidiaries to, keep proper books of record and account in which full, true and correct, in all material respects, entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Material Subsidiaries to, permit any representative designated by the Administrative Agent (and, if a Default shall have occurred and be continuing, any representatives designated by any Lender), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and, with an authorized officer of the Borrower participating in such discussions, the Borrower’s independent accountants, all at such reasonable times and as often as reasonably requested. So long as no Event of Default exists, the expenses of the Administrative Agent or Lenders for such visits, inspections and examinations shall be at the expense of the Administrative Agent and the Lenders, but any such visits, inspections and examinations made while any Event of Default is continuing shall be at the sole expense of the Borrower.
     SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
     SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only for working capital and general corporate purposes (including permitted acquisitions and including repurchases of Borrower’s own securities) of the Borrower in each case in compliance in all material respects with all applicable legal and regulatory requirements, including Regulations U and X; and provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any such proceeds. If the proceeds of any Loan shall be used for a purpose which might cause such Loan to be considered a “purpose credit” within the meaning of Regulation U, prior to such applicable Borrowing, the Borrower shall furnish to each Lender a Form U-1 in compliance with the requirements of Regulation U.

     SECTION 5.09. Account. The Borrower shall use commercially reasonably efforts to establish the Account and in that respect shall furnish to the Administrative Agent all reasonably requested documentation and information. Notwithstanding anything contained herein to the contrary, the Borrower shall have no obligation to fund the Account with Collateral unless and until the Borrower requests a Borrowing under Tranche A.
ARTICLE VI
NEGATIVE COVENANTS
     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:
     SECTION 6.01. Liens.
          (a) The Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:
          (i) Liens created pursuant to the Security Documents; and
          (ii) Permitted Encumbrances.
          (b) The Borrower will not permit AIHL to create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by AIHL, except, pledges of cash and cash equivalents in respect of any equity swap contract.
          (c) The Borrower will not, and will not permit any of its Material Subsidiaries to, at any time, create, assume or suffer to exist any Lien upon or with respect to any capital stock or ownership interest of any of its Material Subsidiaries.
     SECTION 6.02. Indebtedness.
          (a) The Borrower will not create, incur, assume, guarantee or otherwise become or remain liable with respect to, any Indebtedness except for Permitted Indebtedness.
          (b) The Borrower will not permit AIHL to create, incur, assume, guarantee or otherwise become or remain liable with respect to, any Indebtedness except for (i) Indebtedness incurred in connection with any equity swap contract, and (ii) Indebtedness due to the Borrower and the Borrower’s Subsidiaries.
     SECTION 6.03. Merger. The Borrower will not, and the Borrower will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it or such Subsidiary, or liquidate or dissolve itself, except that:
          (i) any of the Borrower’s Subsidiaries may merge or consolidate with or into the Borrower or any wholly owned Subsidiary of the Borrower; and

          (ii) without prejudice to Section 6.03(i), the Borrower or any of its Subsidiaries may merge or consolidate with or into any other Person so long as with respect to such merger or consolidation, (x) in the case of the Borrower (including, without limitation, any merger with any of its Subsidiaries), the Borrower is the surviving corporation and (y) in the case of such Subsidiary, the surviving corporation is a Subsidiary of the Borrower.
provided, in each of the foregoing cases, that no Default shall have occurred and be continuing at the time of such merger, consolidation, liquidation or dissolution, or shall occur as a result thereof.
     SECTION 6.04. Change of Business.
          (a) The Borrower will not, and will not permit any of its Material Subsidiaries to, engage in any business activity if, by engaging in such activity, the primary business of the Borrower and its Material Subsidiaries taken as a whole would not be the providing of insurance and financial services.
          (b) The Borrower will not, and will not permit any of its Material Subsidiaries to, acquire all or substantially all of the ownership interests or assets of another Person, if as a result of such acquisition, (i) the primary business of the Borrower and its Material Subsidiaries taken as a whole would not be the providing of insurance and financial services, and (ii) a Default shall have occurred and be continuing or would result therefrom.
     SECTION 6.05. Sale of Assets. The Borrower will not, and will not permit AIHL to, sell, transfer, lease or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets.
     SECTION 6.06. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any material property or assets to, or purchase, lease or otherwise acquire any material property or assets from, or otherwise engage in any other material transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than those that would reasonably be expected to be obtained in a comparable arm’s-length transaction with an unrelated third party, and (b) transactions between or among the Borrower and its wholly-owned Subsidiaries which do not involve any other Affiliate.
     SECTION 6.07. Restricted Payments. The Borrower will not, and will not permit any of its Material Subsidiaries to, declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any stock of the Borrower or any of its Material Subsidiaries, except with respect to transaction permitted under Section 6.03 (collectively, “Restricted Payments”), except that (a) any Subsidiary may make Restricted Payments to the Borrower or any of its Subsidiaries, (b) any non-wholly owned Material Subsidiary may make pro-rata distributions to its shareholders and (c) so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower and any Material Subsidiary may declare (and thereafter make) Restricted Payments.
     SECTION 6.08. Clauses Restricting Subsidiary Distributions. None of the Borrower’s Material Subsidiaries will enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Material Subsidiary of the Borrower to (a) make Restricted Payments in respect of any stock of such Material Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Material Subsidiary of the Borrower, (b) make loans or advances to, or other investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of any restrictions existing under the Loan Documents.
     SECTION 6.09. Financial Covenants.
          (a) Leverage Ratio. At the end of each fiscal quarter of the Borrower, the Borrower will not permit the ratio of Consolidated Total Indebtedness to Consolidated Capital to be greater than .25 to 1.0.
          (b) Minimum Net Worth. At all times, the Borrower will not permit its Consolidated Net Worth to be less than the sum of (i) $2,035,568,250 plus (ii) 50% of the cumulative Consolidated Net Income earned in each fiscal quarter thereafter (if positive) commencing on September 30, 2010.
ARTICLE VII
EVENTS OF DEFAULT
     If any of the following events (“Events of Default”) shall occur:
          (a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
          (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable and such failure shall continue unremedied for a period of five Business Days;
          (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any respect (or in any material respect if such representation, warranty, report, certificate, financial statement or other document is not by its terms already qualified as to materiality) when made or deemed made;

          (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI;
          (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) and (ii) actual knowledge of the Borrower of such default;
          (f) (i) the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable notice and grace periods); or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any applicable notice and grace periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
          (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Material Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any or its Material Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 45 days or an order or decree approving or ordering any of the foregoing shall be entered;
          (h) the Borrower or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any or its Material Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or the Borrower or any of its Material Subsidiaries shall become unable, admit in writing or fail generally to pay its debts as they become due;
          (i) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (or its equivalent in any other currency) shall be rendered against the Borrower, any Subsidiary of the Borrower or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed or more than 60 days from the last day that execution of such judgment shall have been stayed during an appeal from such judgment; provided that no Event of Default shall exist if payment of the judgments are covered in full by insurance of a nationally recognized and creditworthy insurer and such insurer has affirmed such coverage;
          (j) the Borrower or any ERISA Affiliate shall fail to pay when due any material amount or amounts that it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA; or any ERISA Event shall occur which would reasonably be expected to have a Material Adverse Effect; or the Borrower or any ERISA Affiliate shall partially or completely withdraw from any Multiemployer Plan; or any Multiemployer Plan to which the Borrower or any ERISA Affiliate becomes obligated to make or accrue a contribution is placed in reorganization or terminates;
          (k) any Lien created by any of the Security Documents shall at any time fail to constitute an enforceable first priority perfected Lien on all of the Collateral purported to be encumbered thereby; or
          (l) a Change in Control shall have occurred;
then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, (A) the Administrative Agent shall at the request of the Required Lenders, by notice to the Borrower, terminate the Commitments, and thereupon the Commitments shall terminate immediately, (B) the Administrative Agent shall at the request, or may with the consent, of the Lenders holding more than 50% of the aggregate outstanding principal amount of the Loans shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (C) the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, with respect to Tranche A, the Administrative Agent may, or upon the request of the Required Lenders, with respect to Tranche A, the Administrative Agent shall direct the Collateral Agent to exercise in respect of the Collateral, the rights and remedies under the Security Documents; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. For avoidance of doubt, the Collateral does not secure Tranche B and the rights and remedies under the Security Documents shall not be applicable to Tranche B. Notwithstanding anything contained herein to the contrary, no sums realized in connection with the Collateral Agent’s and Lenders’ enforcement of their respective rights and remedies with respect to the Collateral shall be applied in payment of any obligation due under Tranche B.

ARTICLE VIII
AGENTS
     SECTION 8.01. Appointment.
          (a) Each of the Lenders hereby appoints U.S. Bank as its agent to be the Administrative Agent under this Agreement and the other Loan Documents and to be the Collateral Agent under the Security Agreement and authorizes the Administrative Agent and the Collateral Agent as the case may be, in such capacities, to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent by the terms hereof and under the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent and each Lender understand and agree that all Liens created by the Security Agreement on the Collateral have been created in favor of the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, that all rights to take remedial action with respect to the Collateral under the Security Agreement have been granted to the Collateral Agent and that neither the Administrative Agent nor any Lender has the right to take any such remedial action with respect to the Collateral other than through the Collateral Agent.
          (b) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
          (c) Neither the Administrative Agent nor the Collateral Agent shall have any duties or obligations except those expressly set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing (i) neither the Administrative Agent nor the Collateral Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) neither the Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (iii) except as expressly set forth herein, neither the Administrative Agent nor the Collateral Agent shall have any duty to disclose, and shall be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or Collateral Agent or any of their respective Affiliates in any capacity. Neither the Administrative Agent nor the Collateral Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge of any Default (other than default in the payment of interest on or principal of the Loans) unless and until written notice thereof is given to the Administrative Agent or the Collateral Agent by the Borrower or a Lender, and neither the Administrative Agent nor the Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made by any other Person in or in connection with this Agreement, (B) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (D) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent and the conformity thereof to drafts or forms furnished to the Lenders.
          (d) Each of the Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing reasonably believed by it to be genuine and to have been signed or sent by the proper Person. Each of the Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each of the Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          (e) The Administrative Agent and the Collateral Agent may each perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent. The Administrative Agent and the Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          (f) Subject to the appointment and acceptance of a successor Administrative Agent or Collateral Agent as provided in this paragraph, each of the Administrative Agent and the Collateral Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not be unreasonably withheld and shall not be required if an Event of Default has occurred and is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent, as applicable may, on behalf of the Lenders, and with the consent of the Borrower (which consent shall not be unreasonably withheld and shall not be required if an Event of Default has occurred and is continuing), appoint a successor Administrative Agent or Collateral Agent, as applicable, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank, in each case having a combined capital and surplus of at least $500,000,000.

Upon the acceptance of its appointment as Administrative Agent or Collateral Agent, as applicable, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Agent and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation or Collateral Agent’s resignation hereunder, the provisions of this Section 8.01 and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent.
          (g) Each Lender agrees to indemnify Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
          (h) Each Lender agrees to indemnify the Collateral Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentages (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Collateral Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Collateral Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Collateral Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
          (i) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
ARTICLE IX
MISCELLANEOUS
     SECTION 9.01. Notices; Electronic Delivery. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
          (i) if to the Borrower, to it at 7 Times Square Tower, New York, New York 10036, Attention of Roger B. Gorham, Senior Vice President — Finance and Investments (Telecopy No. (212) 759-8149), with a copy to the Borrower, 7 Times Square Tower, New York, New York 10036, Attention of Christopher Dalrymple, General Counsel (Telecopy No. (212) 759-3295);
          (ii) if to the Administrative Agent, to U.S. Bank National Association, 461 Fifth Avenue, 7th Floor, New York, New York, 10017, Attention of Dennis Cogan, Senior Vice President (Telecopy No. (646) 935-4533), with a copy to U.S. Bank National Association, 461 Fifth Avenue, 7th Floor, New York, New York, 10017, Attention of Inna Kotsubey, Vice President — Portfolio Manager (Telecopy No. (646) 935-4533); and
          (iii) if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
          (b) The Borrower acknowledges and agrees that (I) the Administrative Agent may make any material delivered by the Borrower, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower, any of its Subsidiaries, or any other materials or matters relating to this Agreement or any of the transactions contemplated hereby (collectively, the “Communications”), available to the Lenders by posting such notices on an electronic delivery system (which may be provided by any of the Administrative Agent, an Affiliate of Administrative Agent, or any Person that is not an Affiliate of Administrative Agent, such as IntraLinks, Syndtrak or a substantially similar electronic system (the “Platform”) and (II) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution; (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates each expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.
          The Borrower hereby agrees that (w) all Communications that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Communications constitute confidential information pursuant to Section 9.12, they shall be treated as set forth in such subsection); (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.
          Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement (pursuant to an Administrative Questionnaire or otherwise), the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address. Notwithstanding the foregoing, (x) the Borrower shall not be responsible for any failure of the Platform or for the inability of any Lender to access any Communication made available by the Borrower to the Administrative Agent in connection with the Platform and in no event shall any such failure constitute an Event of Default hereunder and (y) notices to any Lender pursuant to Section 2 shall not be provided by means other than hard copy or telecopy if such Lender notifies the Administrative Agent that it is not capable of receiving such notices by such other means.

     SECTION 9.02. Waivers; Amendments.
          (a) No failure or delay by the Administrative Agent, the Collateral Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent or , as the case may be, the Collateral Agent, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change (x) Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby or (y) any other Section of this Agreement that provides for pro rata treatment as amongst the Lenders in each case without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) subordinate the principal of or interest or fees on the Loans, or any other amounts payable hereunder, to any other Indebtedness, without the written consent of each Lender, or (vii) release all or substantially all of the Collateral (other than when permitted under the Loan Documents) or release the Borrower from its obligations under the Security Documents, in each case without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent and no such agreement shall amend, modify or otherwise affect the rights or duties of the Collateral Agent under the Security Documents without the prior written consent of the Collateral Agent. Notwithstanding anything to the contrary contained herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except as provided in Section 2.18.

     SECTION 9.03. Expenses; Indemnity: Damage; Waiver.
          (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation and administration of this Agreement, any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) without limitation of the preceding clause (i), all out-of-pocket costs and expenses of Administrative Agent and Collateral Agent in connection with the creation, perfection and maintenance of Liens pursuant to the Security Documents, (iii) without limitation of the preceding clause (i), all out-of-pocket costs and expenses of Administrative Agent and Collateral Agent in connection with protecting, storing, insuring, handling, maintaining or selling any Collateral, and (iv) all out-of-pocket expenses incurred by the Administrative Agent, Collateral Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent or, during the continuance of an Event of Default, any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
          (b) The Borrower shall indemnify the Administrative Agent, the Collateral Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) this Agreement or any other Loan Document, (ii) the use or proposed use of the proceeds of any Loan, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating thereto, whether based on contract, tort or any other theory, whether initiated by any third party or by the Borrower and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Collateral Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or Collateral Agent, as applicable, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent, in its capacity as such.

          (d) To the extent permitted by applicable law, no claim shall be made by the Borrower, the Administrative Agent, the Collateral Agent or any Lender against any party hereto or any of their respective Related Parties for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or under any other theory of liability arising out of or related to the transactions contemplated by this Agreement or the other Loan Documents, or any act, omission or event occurring in connection herewith or therewith; and the Borrower, the Administrative Agent, the Collateral Agent and each Lender, each for itself and its respective Related Parties, waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
          (e) All amounts due under this Section shall be payable not later than 10 Business Days after written demand therefor.
     SECTION 9.04. Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Any Lender (other than any Conduit Lender) may and, if requested by the Borrower upon notice by the Borrower delivered to such Lender and the Administrative Agent pursuant to Section 2.17(b), such Lender will, assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) (i) with the prior written consent (such consent not to be unreasonably withheld) of (A) the Borrower, provided that no consent shall be required for an assignment to a Lender, an Affiliate of a Lender (including a Conduit Lender of such Lender) or any Approved Fund, or if an Event of Default has occurred and is continuing, any other assignee; and (B) the Administrative Agent, (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender (including a Conduit Lender of such Lender) or any Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Borrower and the Administrative Agent otherwise consent (provided that, for purposes of this clause (ii), the amount described herein shall be aggregated in respect of each Lender and its related Approved Funds, if any and Borrower’s consent shall not be unreasonably withheld and shall not be required if an Event of Default has occurred and is continuing), (iii) each partial assignment of a Tranche shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to such Tranche, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (for avoidance of doubt, the Borrower shall not be responsible to pay any fees due or other costs and expenses in connection with such assignment hereunder), and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of the Borrower or the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 9.04(b). Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.
          (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (e) Any Lender (other than any Conduit Lender) may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.
          (f) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.
          (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (h) Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower or any Affiliate or Subsidiary thereof without the prior written consent of each Lender.
          (i) The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender, provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
     SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
     SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and under the other Loan Documents and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement and the other Loan Documents shall become effective when they shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement and the other Loan Documents by telecopy or electronic submission shall be effective as delivery of a manually executed counterpart of this Agreement and the other Loan Documents.
     SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured, provided that such Lender shall give notice of any set off or application of deposits to the Borrower and to the Administrative Agent. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Notwithstanding anything contained herein to the contrary, no portion of the Collateral or other assets of the Borrower held by the Collateral Agent or any Lender, at any time, shall be subject to set off and applied against the Loans except as set forth in the Security Agreement.

     SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.
          (a) This Agreement shall be governed by and construed in accordance with the law of the State of New York.
          (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
          (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement and the other Loan Documents irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any actual or prospective assignee, Participant or counterparty (and its advisors) to any swap, securitization or derivative transaction referencing or involving any of its rights or obligations under this Agreement or (y) any credit insurance provider relating to the Borrower and its obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential; provided further that any information received pursuant to Section 5.01(f) hereof shall be deemed to have been so identified as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Notwithstanding the foregoing, the Administrative Agent, the Collateral Agent and the Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such person to the extent relating to such tax treatment and tax structure.
     SECTION 9.13. Highest Lawful Rate. Notwithstanding anything to the contrary contained in this Agreement, at no time shall the interest rate payable on the Loans, together with any commitment fee and other amounts payable hereunder to the extent the same constitute or are deemed to constitute interest, exceed the maximum rate of interest, if any, which at any time or from time to time may be contracted for, taken, charged or received on the Loans or any promissory note evidencing the same or which may be owing to any Lender pursuant to this Agreement under the laws applicable to such Lender and this Agreement.

     SECTION 9.14. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (title III of Pub.L.107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act. The Borrower shall provide such information promptly upon the request of such Lender.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALLEGHANY CORPORATION
By:	/s/ Roger B. Gorham
	Name:	Roger B. Gorham
	Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, individually as a Lender and as Administrative Agent
By:	/s/ Dennis Cogan
	Name:	Dennis Cogan
	Title:	Senior Vice President